EXHIBIT g(2)
THE REGISTRANT HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK [*] AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURUSANT TO A CONFIDENTIAL TREATMENT REQUEST.
11026-00-00
AUTOMATIC/FACULTATIVE YRT
REINSURANCE AGREEMENT
(hereinafter referred to as the “Agreement”)
Between
FARMERS NEW WORLD LIFE INSURANCE COMPANY
Mercer Island, Washington
(hereinafter referred to as the “Ceding Company”)
and
RGA REINSURANCE COMPANY
Chesterfield, Missouri
(hereinafter referred to as the “Reinsurer”)
EFFECTIVE: September 1, 2008

TABLE OF CONTENTS

ARTICLE 1 – PREAMBLE	5

1.1 PARTIES TO THIS AGREEMENT	5
1.2 COMPLIANCE	5
1.3 CONSTRUCTION	5
1.4 ENTIRE AGREEMENT	5
1.5 SEVERABILITY	5
1.6 WAIVER	5

ARTICLE 2 – AUTOMATIC REINSURANCE	6

2.1 GENERAL CONDITIONS	6
2.2 RETAINED AMOUNTS	6
2.3 EXPENSE OF ORIGINAL POLICY	6

ARTICLE 3 – FACULTATIVE REINSURANCE	7

ARTICLE 4 – COMMENCEMENT OF LIABILITY	8

4.1 AUTOMATIC REINSURANCE	8
4.2 FACULTATIVE REINSURANCE	8
4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT	8

ARTICLE 5 – PREMIUM ACCOUNTING	9

5.1 PREMIUMS	9
5.2 PAYMENT OF PREMIUM	9
5.3 DELAYED PAYMENT	9
5.4 FAILURE TO PAY PREMIUMS	9
5.5 PREMIUM RATE GUARANTEE	10

ARTICLE 6 – POLICY REDUCTIONS, TERMINATIONS AND CHANGES	11

6.1 REDUCTIONS AND TERMINATIONS	11
6.2 INCREASES	11
6.3 RISK CLASSIFICATION CHANGES	12
6.4 REINSTATEMENT	12
6.5 NONFORFEITURE BENEFITS	12

ARTICLE 7 – EXCHANGES AND REPLACEMENTS	13

7.1 NOTIFICATION AND PLACEMENT	13
7.2 PREMIUMS	13
7.3 INCREASES IN AMOUNT	13
7.4 FACULTATIVE CONSIDERATIONS	13
7.5 ACCELERATED BENEFITS	13

ARTICLE 8 – POLICY RESCISSION	14

ARTICLE 9 – CLAIMS	15

9.1 COVERAGE	15
9.2 NOTICE	15
9.3 PROOFS	15
9.4 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS	15
9.5 DISPUTED CLAIMS	15
9.6 CLAIM EXPENSES	16
9.7 MISREPRESENTATION OR SUICIDE	16
9.8 MISSTATEMENT OF AGE OR GENDER	16

9.9 EXTRA-CONTRACTUAL DAMAGES	16

ARTICLE 10 – RETENTION LIMIT CHANGES	17

ARTICLE 11 – RECAPTURE	18

11.1 RECAPTURE ELIGIBILITY REQUIREMENTS	18
11.2 INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION	19

ARTICLE 12 – SPECIAL TERMINATION	20

ARTICLE 13 – GENERAL PROVISIONS	22

13.1 CURRENCY	22
13.2 PREMIUM TAX	22
13.3 INSPECTION OF RECORDS	22
13.4 FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES	22
13.5 ANTI-MONEY LAUNDERING	22
13.6 INTEREST RATE FOR BALANCES IN DEFAULT	22

ARTICLE 14 – DAC TAX	23

ARTICLE 15 – OFFSET	24

ARTICLE 16 – INSOLVENCY	25

16.1 INSOLVENCY OF A PARTY TO THIS AGREEMENT	25
16.2 INSOLVENCY OF THE CEDING COMPANY	25

ARTICLE 17 – ERRORS AND OMISSIONS	26

ARTICLE 18 – ARBITRATION	27

18.1 GENERAL	27
18.2 NOTICE	27
18.3 PROCEDURE	27
18.4 ARBITRATION COSTS	27
18.5 SITE OF ARBITRATION	28
18.6 ARBITRATION SETTLEMENT	28

ARTICLE 19 – DURATION OF AGREEMENT	29

ARTICLE 20 – REPRESENTATIONS AND WARRANTIES	30

ARTICLE 21 –CONFIDENTIALITY	31

ARTICLE 22 –ASSIGNMENT AND TRANSFER	32

ARTICLE 23 –NOTICES	33

ARTICLE 24 – DEFINITIONS	34

ARTICLE 25 – EXECUTION	37

EXHIBIT A – RETENTION SCHEDULE OF THE CEDING COMPANY	38

A LIFE INSURANCE	38

EXHIBIT B – BUSINESS COVERED	39

EXHIBIT C – BINDING LIMITS	40

C.1 REINSURER’S SHARE	40
C.2 AUTOMATIC BINDING LIMITS	40
C.3 JUMBO LIMITS	40
C.4 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT	40
C.5 AGE LIMITS	40

EXHIBIT D – REINSURANCE PREMIUMS	41

D.1 BASE PLAN PARAMETERS	41
D.2 AGE BASIS	41
D.3 POLICY FEES	41
D.4 SUBSTANDARD RATINGS	41
D.5 FLAT EXTRAS	42
D.6 RIDERS AND BENEFITS	42

EXHIBIT D – RATE SCHEDULE 1	43

EXHIBIT E – SELF-ADMINISTERED REPORTING	44

E.1 REPORTING REQUIREMENTS	44
E.2 BUSINESS REPORTED ELECTRONICALLY	44
E.3 STATEMENT SPECIFICATIONS	45
E.4 POLICY EXHIBIT	46
E.5 ACCOUNTING SUMMARY	47

EXHIBIT F – APPLICATION FOR FACULTATIVE REINSURANCE	48

EXHIBIT G – ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES	49

EXHIBIT H – ACCELERATED BENEFIT RIDER	50

ARTICLE 1 — PREAMBLE
1.1 PARTIES TO THIS AGREEMENT
This is a YRT Agreement for indemnity reinsurance (the “Agreement”) solely between Farmers New World Life Insurance Company of Mercer Island, Washington and RGA Reinsurance Company of Chesterfield, Missouri. The Ceding Company and the Reinsurer are collectively referred to as the “parties”.
The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Ceding Company.
The Agreement will be binding upon the Ceding Company and the Reinsurer and their respective successors and assigns.
There will be a separate broker agreement between Guy Carpenter and RGA Reinsurance Company.
1.2 COMPLIANCE
This Agreement applies only to the issuance of insurance by the Ceding Company in a jurisdiction in which it is properly licensed.
The Ceding Company and the Reinsurer represent that, to the best of their knowledge, they are in compliance with all state and federal laws and regulations applicable to the business reinsured under this Agreement. In the event that either party is found to be in non-compliance with any such law or regulation, the Agreement will remain in effect and the parties will seek to remedy the non-compliance and will indemnify each other for any direct loss suffered as a result of the non-compliance.
1.3 CONSTRUCTION
This Agreement will be construed in accordance with the laws of the state of Washington.
1.4 ENTIRE AGREEMENT
This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by all parties, except as otherwise provided herein.
1.5 SEVERABILITY
If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.
1.6 WAIVER
Either party may choose not to enforce nor insist upon the strict adherence to any provision or right under this Agreement. If either party so elects, it will not be considered to be a permanent waiver of such provision nor in any way affect the validity of this Agreement. The applicable party will still have the right to insist upon the strict adherence to that provision or any other provision of this Agreement in the future. Any waiver of provisions by a party under this Agreement must be in writing and signed by a duly authorized representative of the party.

ARTICLE 2 — AUTOMATIC REINSURANCE
2.1 GENERAL CONDITIONS
On and after the Effective Date of this Agreement, the Ceding Company will Automatically cede to the Reinsurer a portion of the life insurance policies, supplementary benefits, and riders listed in Exhibit B.
The Reinsurer will Automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C, provided that:
a.	the Ceding Company keeps its Quota Share Retention, as specified in Exhibit A;

b.	the Ceding Company applies the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the request for proposal submission material submitted by Guy Carpenter and subsequent correspondence on any Material Changes consented to in writing by the Reinsurer;

c.	the risk is a legal permanent resident of the United States or its territories, or is a person that resides in the United States or its territories on a permanent basis, for at least the preceding 12 months, and intends to continue residing in the United States or its territories on a permanent basis, but are not citizens and do not yet have their alien registration receipt card;

d.	the total of the Ultimate Amount of reinsurance required including contractual increases, and the amount already reinsured on that life under this Agreement and all other agreements between the Reinsurer and the Ceding Company, does not exceed the Automatic Binding Limits set out in Exhibit C;

e.	the amount of life insurance in force in all companies, including any coverage to be replaced, plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limits stated in Exhibit C; and

f.	the application is on a life that has not been submitted Facultatively to the Reinsurer or any other Reinsurer within the last three (3) years, unless the reason for any prior Facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.
2.2 RETAINED AMOUNTS
The Ceding Company may not reinsure, on any basis, the amount it has retained on the business covered under this Agreement without prior notification to and agreement of the Reinsurer.
2.3 EXPENSE OF ORIGINAL POLICY
The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the Original Policy.

ARTICLE 3 — FACULTATIVE REINSURANCE
The Ceding Company may submit any application on a plan or rider identified in Exhibit B to the Reinsurer for its consideration on a Facultative basis.
The Ceding Company will apply for reinsurance on a Facultative basis by sending to the Reinsurer an application for Facultative reinsurance, providing the information outlined in Exhibit F. Accompanying this application will be copies of all underwriting evidence that is available for risk assessment including, but not limited to, copies of the application for insurance, medical examiners’ reports, attending physicians’ statements, inspection reports, Ultimate Amount applied for in all companies, Ultimate Amount to be placed in all companies and Ultimate Amount to be in force in all companies, and any other information bearing on the insurability of the risk. The Ceding Company also will notify the Reinsurer of any outstanding underwriting requirements at the time of the Facultative submission. Any subsequent information received by the Ceding Company that is pertinent to the risk assessment will be promptly transmitted to the Reinsurer.
After consideration of the application for Facultative reinsurance and related information, the Reinsurer will promptly inform the Ceding Company of its underwriting decision. The Reinsurer’s offer will expire at the end of one hundred twenty (120) days, unless otherwise specified by the Reinsurer.
If the underwriting decision is acceptable, the Ceding Company will notify the Reinsurer in writing of its acceptance of the offer. If any risk is to be submitted to more than one Reinsurer for consideration, the current allocation rules for placement of Facultative cases as outlined in Exhibit H will apply.
The relevant terms and conditions of this Agreement will apply to those Facultative offers made by the Reinsurer and accepted by the Ceding Company.

ARTICLE 4 — COMMENCEMENT OF LIABILITY
4.1 AUTOMATIC REINSURANCE
For Automatic reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability.
4.2 FACULTATIVE REINSURANCE
For Facultative reinsurance, the Reinsurer’s liability will commence at the same time as the Ceding Company’s liability, provided that the Reinsurer has made a binding Facultative offer and that offer was accepted, during the lifetime of the insured, in accordance with the terms of this Agreement.
4.3 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT
Reinsurance coverage under a Conditional Receipt or Temporary Insurance Agreement is limited to the Reinsurer’s share of amounts within the Conditional Receipt or Temporary Insurance Agreement specified in Exhibit C. The Reinsurer will accept liability provided that:
a.	the Reinsurer has reviewed and approved the Conditional Receipt form or Temporary Insurance Agreement; and

b.	the risk is eligible for Automatic reinsurance under this Agreement; or the Reinsurer has made a Facultative offer and the Ceding Company would have accepted that offer based on the allocation rules for placement of Facultative cases in Exhibit H; and

c.	the Ceding Company, including its agents/representatives has followed its normal cash-with-application procedures for such coverage.

ARTICLE 5 — PREMIUM ACCOUNTING
5.1 PREMIUMS
Reinsurance premium rates paid by the Ceding Company for life insurance and other benefits reinsured under this Agreement are shown in Exhibit D. The rates will be applied to the Reinsured Net Amount at Risk.
5.2 PAYMENT OF PREMIUM
Reinsurance premiums are payable annually and in advance. The Ceding Company will calculate the amount of reinsurance premium due and, within thirty (30) days after the end of the month, will send the Reinsurer a statement that contains the information shown in Exhibit E, showing reinsurance premiums due for that period. The Ceding Company will remit amounts due the Reinsurer at the same time as the statement.
5.3 DELAYED PAYMENT
If premium balances remain unpaid for more than sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer reserves the right to charge interest from the end of the reporting period. Interest will be calculated using the index specified in Article 12.6.
5.4 FAILURE TO PAY PREMIUMS
The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days after they are due pursuant to Article 5.2 above, the Reinsurer will have the right to terminate the reinsurance for all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail.
If all reinsurance premiums in arrears, including any that become in arrears during the ninety (90) day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each policy. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their due date pursuant to Article 5.2 above.
Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within thirty (30) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer’s right to collect premiums for the period during which reinsurance was in force prior to the expiration of the ninety (90) day notice.
The Ceding Company may not force termination under the provisions of this Article to avoid the provisions regarding recapture in Article 11, nor to transfer the reinsured policies to another Reinsurer.

5.5 PREMIUM RATE GUARANTEE
Although the Reinsurer anticipates that the premium rates in Exhibit D will apply indefinitely, it guarantees only that the premium rates applicable to the business reinsured under this Agreement will not exceed the greater of: (1) the reinsurance premium rates specified in Exhibit D, or (2) the YRT net premiums at the applicable statutory minimum valuation mortality table and statutory maximum interest rate for the reinsured business. The Reinsurer does not anticipate holding any deficiency reserves on the business reinsured under this Agreement.
The Reinsurer may raise YRT reinsurance premium rates for existing business only if it raises premium rates on all of the Reinsurer’s other YRT reinsurance business with all companies, except for any business on which the Reinsurer is contractually prohibited from raising rates.
If the Reinsurer increases its premium rates for existing business, the Ceding Company reserves the right to recapture business affected, in whole or in part, with no recapture fee. In any event, the Reinsurer may not increase rates for either new or existing business until it has given one hundred eighty (180) days advance written notice to the Ceding Company. The Reinsurer’s rate increase or the Ceding Company’s recapture, as applicable, shall take effect on the anniversary of each policy covered by this Agreement following the aforementioned one hundred eighty (180) day notice period.

ARTICLE 6 — POLICY REDUCTIONS, TERMINATIONS AND CHANGES
Whenever a change is made in the status, plan, amount or other feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, consider adjusted reinsurance coverage in accordance with the provisions of this Article. The Ceding Company will notify the Reinsurer of any change within ninety (90) days after its effective date.
6.1 REDUCTIONS AND TERMINATIONS
In the event of reduction, lapse, or termination of a policy or policies on a life that is reinsured under this Agreement, the Ceding Company will reduce or terminate reinsurance on that life. If a reduction, the Reinsurance Death Benefit on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Ceding Company maintains its retention as defined in Exhibit A. If the policies are reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.
The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If there is a lapse, termination or reduction on a policy reinsured under this Agreement where Full Retention is held on a life, the Ceding Company will reduce the reinsurance on that life by a corresponding amount, with the reinsurance on the oldest policy being reduced first. If the amount of reduction exceeds the amount reinsured, the reinsurance on the policy or policies will be terminated.
In the event of the reduction, lapse, death claim or termination of a policy or policies reinsured under this Agreement, the Reinsurer will refund any unearned reinsurance premiums. The reinsured portion of any policy fee will be deemed earned for the entire policy year if the policy was reinsured during any portion of that policy year.
6.2 INCREASES
a.	Noncontractual Increases

If the Initial Death Benefit is increased as a result of a noncontractual change, the increase will be underwritten by the Ceding Company in accordance with the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the questionnaire titled “Underwriting Guidelines, Practices and Procedures” and any Material Changes consented to in writing by the Reinsurer.

Such increases will be considered new reinsurance under this Agreement. The Reinsurer’s approval is required if the Original Policy was reinsured on a Facultative basis or if the new amount will cause the Reinsured Net Amount at Risk on the life to exceed either the Automatic Binding Limits or the Jumbo Limits shown in Exhibit C.

The Ceding Company and the Reinsurer will share the increased amount proportionately. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding Limits or Jumbo Limits shown in Exhibit C. If the increase is Facultative, the Ultimate Amount of reinsurance must not exceed the amount included in the Facultative offer.

Premiums for the additional reinsurance will be based on the issue age, mortality rating, underwriting class and duration since the time of underwriting of the increase.

b.	Contractual Increases

Reinsurance of increases in amount resulting from contractual policy provisions will be based on the issue age, mortality rating, underwriting class and duration from issue of the Original Policy.

The Ceding Company and the Reinsurer will share the increased amount proportionately. If the reinsurance is Automatic, the amount of reinsurance must not exceed the Automatic Binding or Jumbo Limits shown in Exhibit C. If the reinsurance is Facultative, the amount of reinsurance must not exceed the Ultimate Amount included in the Facultative offer.

Any change in the Policy Net Amount at Risk due to changes in the policy’s cash value or account value will be shared proportionately between the Ceding Company and all reinsurers.
6.3 RISK CLASSIFICATION CHANGES
If the policyholder requests a substandard table rating reduction or removal of a flat extra, such change will be underwritten in accordance with the underwriting guidelines, practices, and procedures for risk selection identified by the Ceding Company in the questionnaire titled “Underwriting Guidelines, Practices and Procedures” and any Material Changes consented to in writing by the Reinsurer. Risk classification changes on Facultative policies will be subject to the Reinsurer’s approval.
6.4 REINSTATEMENT
Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer as long as the policy is reinstated in accordance with the established procedures and rules of the Ceding Company previously disclosed to the Reinsurer. Any policy originally reinsured with the Reinsurer on a Facultative basis which has been in a lapsed status for more than ninety (90) days must be submitted with underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer its share of amounts collected or charged for the reinstatement of such policies.
6.5 NONFORFEITURE BENEFITS
a.	Extended Term

If the Original Policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the Original Policy until the expiry of the extended term period.

b.	Reduced Paid-Up

If the Original Policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured and the amount retained will be reduced proportionately in accordance with the procedures described in Article 6.1.

ARTICLE 7 — EXCHANGES AND REPLACEMENTS
7.1 NOTIFICATION AND PLACEMENT
If a policy reinsured with the Reinsurer is exchanged to or replaced by a plan reinsured under this Agreement, the Ceding Company will notify the Reinsurer within ninety (90) days after the effective date of the exchange or replacement. A policy resulting from an internal exchange or replacement will be underwritten by the Ceding Company in accordance with its underwriting guidelines, practices and procedures for exchanges and replacements. Exchanges or replacements of policies previously reinsured with the Reinsurer will continue to be reinsured with the Reinsurer, except as noted in Article 7.4, in an amount not to exceed the original Reinsured Net Amount at Risk, unless such exchanges or replacements are issued as New Business.
Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer and that are exchanged to or replaced by a plan covered under this Agreement will not be reinsured hereunder unless such exchange or replacement is New Business.
7.2 PREMIUMS
If the New Plan is reinsured by the Reinsurer, either under this Agreement or under a different agreement, reinsurance premium rates for the resulting New Policy will be those contained in the agreement that covers the New Plan. If the agreement including the new rates requires policy fees, then they will also apply to the New Policy. However, if the Reinsurer does not reinsure the New Plan, reinsurance premiums will be the rates shown in Exhibit D. Reinsurance premiums for the New Policy will be based on the original issue age, underwriting class and duration since the issuance of the Original Policy
7.3 INCREASES IN AMOUNT
If the New Policy is issued with an increase in the Initial Death Benefit, then the provisions of Article 6.2.a will apply to the increased amount.
7.4 FACULTATIVE CONSIDERATIONS
The Reinsurer’s approval to exchange or replace the Original Policy will be required if the Original Policy was reinsured on a Facultative basis, and the new policy is fully underwritten by the Ceding Company.
7.5 ACCELERATED BENEFITS
Any residual Reinsured Net Amount at Risk post-acceleration may not be converted, exchanged or replaced.

ARTICLE 8 — POLICY RESCISSION
If it is determined that a policy reinsured under this Agreement should be rescinded due to misrepresentation by the policyholder or the insured, the Reinsurer will pay its share of reasonable investigation and legal expenses connected with the rescission action.
The Reinsurer will not reimburse the Ceding Company for routine expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company.

ARTICLE 9 — CLAIMS
9.1 COVERAGE
Claims covered under this Agreement are for the plans and any additional benefits specified in Exhibit B.
9.2 NOTICE
The Ceding Company will promptly notify the Reinsurer after it receives a claim on a policy reinsured under this Agreement.
9.3 PROOFS
The Ceding Company will promptly provide the Reinsurer with proper claim proofs, which are a copy of the proof of payment by the Ceding Company, a copy of the insured’s death certificate and a copy of the claimant’s statement. The Reinsurer may request, and the Ceding Company will send, all documents in connection with any claim reinsured under this Agreement.
9.4 AMOUNT AND PAYMENT OF REINSURANCE BENEFITS
As soon as the Reinsurer receives proper claim notice and proper claim proofs, the Reinsurer will promptly pay its Proportionate Share of all payable claims eligible for coverage under this Agreement.
The maximum Reinsured Net Amount at Risk payable to the Ceding Company under this Agreement is the risk amount specifically reinsured with the Reinsurer. The Reinsurer will also pay its Proportionate Share of the interest on the death proceeds through the date of settlement that the Ceding Company is required to pay, either by law or under the terms of the policy.
Life benefit payments will be made in a single sum, regardless of the Ceding Company’s settlement options.
The Reinsurer will pay its portion of accelerated benefits paid by the Ceding Company following the guidelines stated in Exhibit H.
9.5 DISPUTED CLAIMS
The Ceding Company will promptly notify the Reinsurer of any contest, compromise or litigation as a result of a denial of a claim involving a policy reinsured under this Agreement or as a result of rescission of a policy reinsured under this Agreement. Unless it declines to be a party to such action, the Reinsurer will pay its Proportionate Share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its Proportionate Share of claim investigation fees paid to a third party, except as specified below.
If the Reinsurer declines to be a party to said contest, compromise or litigation, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. The Reinsurer will also pay its Proportionate Share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

9.6 CLAIM EXPENSES
The Reinsurer will pay its Proportionate Share of reasonable claim investigation and legal expenses connected with the litigation or settlement of claims payable under this Agreement unless the Reinsurer has discharged its liability pursuant to Article 9.5 above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.
The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including but not limited to the Ceding Company’s home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.
9.7 MISREPRESENTATION OR SUICIDE
If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.
9.8 MISSTATEMENT OF AGE OR GENDER
In the event of a change in the amount of the Ceding Company’s liability on a policy due to a misstatement of age or gender, the Reinsurer’s liability on its Proportionate Share will change within the terms of this Agreement. The Reinsured Net Amount at Risk will be adjusted from the inception of the Original Policy, and any difference will be settled without interest.
9.9 EXTRA-CONTRACTUAL DAMAGES
In no event shall the Reinsurer be liable for any Extra-Contractual Obligations awarded against the Ceding Company as a result of any act, omission or course of conduct committed solely by the Ceding Company, its agents or representatives in connection with claims under this Agreement, nor for any legal fees or expenses incurred in the defense of such claims.

ARTICLE 10 — RETENTION LIMIT CHANGES
If the Ceding Company changes its retention limits as shown in Exhibit A, it will provide the Reinsurer with prompt written notice of the intended changes.
A change to the Ceding Company’s retention limits will not affect policies reinsured under this Agreement except as specifically provided elsewhere in this Agreement. Furthermore, unless agreed between the parties, an increase in the Ceding Company’s retention limit will not increase the Automatic Binding Limits.

ARTICLE 11 — RECAPTURE
11.1 RECAPTURE ELIGIBILITY REQUIREMENTS
Whenever the Ceding Company increases its Maximum Retention Per Life as set forth in Exhibit A the Ceding Company will notify the Reinsurer of its intent to recapture to the new retention limits. If the Ceding Company has maintained its Maximum Retention Per Life for the plan and the insured’s issue age, sex, and mortality classification, it may apply its increased retention limits to reduce the amount of reinsurance in force as follows:
a.	the Ceding Company must give the Reinsurer ninety (90) days written notice prior to its intended date of the commencement of recapture; and

b.	the reduction of reinsurance on affected policies will become effective on the policy anniversary date immediately following the notice of election to recapture; however, no reduction will be made until a policy has been in force for at least twenty (20) years, for policies where the corporate maximum dollar retention was held at issue, up to the then current increased retention; and

c.	if any policy reinsured on the life is recaptured, all policies reinsured on the life that are eligible for recapture under the provisions of this Article must be recaptured up to the Ceding Company’s new Maximum Retention Per Life in a consistent manner, and the Ceding Company must increase its total amount of insurance on each reinsured life. The Ceding Company may not revoke its election to recapture for policies becoming eligible at future anniversaries; and

d.	no recapture will be made unless the Ceding Company retained its corporate maximum dollar limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business nor in any classes of risks for which the Ceding Company established special retention limits less than the Ceding Company’s Maximum Retention Per Life for the plan, age, and mortality rating at the time the policy was issued.
If portions of a policy reinsured under this Agreement have been reinsured with more than one Reinsurer, the Ceding Company must allocate the reduction in reinsurance so that the amount reinsured by each Reinsurer after the reduction is proportionately the same as if the new Maximum Retention Per Life had been in effect at the time of issue.
The amount of reinsurance eligible for recapture is based on the Reinsured Net Amount at Risk as of the date of recapture. For a policy issued as a result of exchange, conversion or re-entry, the recapture terms of the reinsurance agreement covering the Original Policy will apply, and the duration for the purpose of recapture will be measured from the effective date of the reinsurance on the Original Policy.
If there is any residual Reinsured Net Amount at Risk post-accelerated benefit claim, the policy will not be recaptured.
After the effective date of recapture, the Reinsurer will not be liable for any benefits on reinsured policies or portions of such reinsured policies eligible for recapture that the Ceding Company has overlooked.

11.2 INCREASES IN FIRST DOLLAR QUOTA SHARE RETENTION
Whenever the Ceding Company increases its first dollar Quota Share Retention for New Business as set forth in Exhibit A, recapture will not be allowed under this Agreement unless by written consent of the Reinsurer.

ARTICLE 12 — SPECIAL TERMINATION
Special Termination
If the Reinsurer experiences any of the following events and any such event remains unremedied, then the Ceding Company will have the right to terminate this Agreement for new business.
a)	RBC Falls Below 225%; As of the end of any calendar year, the party’s total adjusted capital is less than 225% of the Reinsurer’s authorized control level risk-based capital, as set forth in the five year historical data table of the Reinsurer’s statutory annual statement as filed with its domiciliary regulatory authority. To effectuate termination, notice must be provided in accordance with this provision at least ninety (90) days prior to the requested termination date;

b)	Insolvency; A party’s domiciliary regulatory authority appoints a conservator, liquidator, or statutory successor; or

c)	Loss of License and Failure to Provide Security; The Reinsurer becomes unlicensed in a particle state where the Ceding Company is licensed and doing business under the treaty 11026-00-00 and the Reinsurer fails to provide security necessary for the Ceding Company to take statutory reserve credit for business written in such state.
Ceding Company’s Limited Right of Recapture in Event of Special Termination
If the Reinsurer experiences any of the events described in this provision and any such event remains unremedied, then the Ceding Company will have a right to terminate this Agreement for new business and have the option to recapture the entire Reinsurer’s quota share of policy liabilities and excess of retention liabilities on all reinsured policies.
In the event of recapture pursuant to this section,
a)	The Ceding Company must give the Reinsurer notice of its election to recapture by certified or registered mail, return receipt requested, at least ninety (90) days prior to its intended date of recapture;

b)	The recapture will become effective on the last day of the ninety (90) day notice period; and

c)	The Reinsurer’s entire quota share of policy liabilities and excess of retention liabilities on all policies reinsured under this Agreement must be recaptured.

d)	The Ceding Company will pay the Reinsurer, or the Reinsurer shall remit to the Ceding Company, as the case may be, a recapture fee based upon the following:
i.	The fee shall reflect all the present and future obligations and will approximate the economic results of the Agreement and will place the parties in the positions they would have been in, adjusted for the time value of money, had the business run to expiry.

ii.	Specifically, an independent actuarial firm, agreed upon by both parties, will calculate the recapture fee, which will be based on a calculation of the present value of expected future cash flows from premiums, claims commissions and allowances revalued on the same basis as originally priced, using current best estimate assumptions adjusted for:
1.	Historic experience of the underlying business.

2.	Discount rates consistent with current market conditions.

3.	Credible and relevant historical experiences on similar business based on the Reinsurer’s experience with other companies, credible industry studies and general population studies (to the extent that any or all of which were utilized in original pricing);

4.	Current market perceptions of mortality improvements and later durations lapse rates; and

5.	Current costs of letters of credit or other capital related costs.
iii.	In no event will the Reinsurer make a net payment to the Ceding Company greater than the Reinsurer’s GAAP liability net of any deferred acquisition costs less any adjustment for market value changes, as appropriate.

iv.	The cost of the independent actuarial firm be shared equally by the Ceding Company an the Reinsurer.
The Reinsurer’s entire quota share of policy liabilities and excess of retention liabilities on all policies reinsured under this Agreement must be recaptured.

ARTICLE 13 — GENERAL PROVISIONS
13.1 CURRENCY
All payments and reporting by all parties under this Agreement will be made in United States dollars.
13.2 PREMIUM TAX
The Reinsurer will not reimburse the Ceding Company for premium taxes.
13.3 INSPECTION OF RECORDS
The Reinsurer and the Ceding Company, or their duly authorized representatives, will have the right to inspect original papers, records and all documents relating to the business reinsured under this Agreement. These documents will be made available during normal office hours to a representative of either company who will be named in advance; notification of such visits will normally be given two (2) weeks in advance and even in urgent cases at least forty-eight (48) hours in advance.
13.4 FORMS, MANUAL, ISSUE RULES AND CLAIMS PRACTICES
The Ceding Company affirms that it has supplied the Reinsurer with the underwriting guidelines, issue rules and policy forms in use as of the Effective Date of this Agreement for the policies reinsured hereunder. Further, the Ceding Company affirms that it follows claims handling practices and procedures which are standard and customary to the life insurance industry.
The Ceding Company will promptly notify the Reinsurer of any proposed Material Changes in its underwriting guidelines, issue rules, policy forms and claims practices and procedures. This Agreement will not extend to policies issued pursuant to a Material Change unless the Reinsurer has consented in writing to accept policies subject to the Material Change.
It is the Ceding Company’s responsibility to ensure that its practice and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.
13.5 ANTI-MONEY LAUNDERING
The Ceding Company has established and will maintain policies and procedures to comply with applicable laws and regulations relating to anti-money laundering and anti-terrorism financing activities including, without limitation, the U.S.A. Patriot Act, the lists promulgated or maintained by the United States Department of Treasury naming specially designated nationals or blocked persons, and any other laws, regulations, executive orders or similar actions that impose sanctions or prohibit or restrict transactions or relations with designated persons, entities, organizations or governments.
13.6 INTEREST RATE FOR BALANCES IN DEFAULT
The Reinsurer reserves the right to charge interest at the prime rate plus two percent (2%) as stated in the Wall Street Journal on the 1st business day in January prior to the due date of the premium when:
a.	renewal premiums are not paid within sixty (60) days of the due date; or

b.	premiums for New Business are not paid within one hundred twenty (120) days of the date the policy is issued.

ARTICLE 14 — DAC TAX
The Ceding Company and the Reinsurer hereby agree to the following, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986:
a.	the term “party” refers to either the Ceding Company or the Reinsurer, as appropriate;

b.	the terms used in this Article are defined by reference to Regulation Section 1.848-2, effective December 29, 1992;

c.	the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1);

d.	all parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency, or as otherwise required by the Internal Revenue Service;

e.	the Reinsurer will submit a schedule to the Ceding Company by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Reinsurer will report such net consideration in its tax return for the preceding calendar year;

f.	the Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer by May 1 of the year following the end of the taxable year. If the Ceding Company does not notify the Reinsurer by May 1, the new considerations reported in the respective tax returns will be the value as defined in Item (e) above;

g.	if the Ceding Company submits its alternative calculation, the parties will act in good faith to reach an agreement on the correct amount within thirty (30) days of the date the Ceding Company submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year; and

h.	the Ceding Company and the Reinsurer represent and warrant that they are subject to United States taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

ARTICLE 15 — OFFSET
Any debts or credits, in favor of or against either the Reinsurer or the Ceding Company with respect to this Agreement or any other reinsurance agreement between the parties, are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid provided the party that seeks to avail itself of this right of offset is not in breach of any provision of this Agreement.
The right of offset will not be affected or diminished because of the insolvency of either party.

ARTICLE 16 — INSOLVENCY
16.1 INSOLVENCY OF A PARTY TO THIS AGREEMENT
A party to this Agreement will be deemed insolvent when it:
a.	applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets;

b.	is adjudicated as bankrupt or insolvent;

c.	files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.
16.2 INSOLVENCY OF THE CEDING COMPANY
In the event of the insolvency of the Ceding Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Ceding Company, without diminution because of the insolvency, for those claims allowed against the Ceding Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.
In the event of insolvency of the Ceding Company, the liquidator, rehabilitator, receiver or statutory successor will give written notice to the Reinsurer of all pending claims against the Ceding Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, rehabilitator, receiver or statutory successor.
The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a Proportionate Share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more Reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.
The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Ceding Company on policies reinsured under this Agreement.
This insolvency clause shall not preclude the Reinsurer from asserting any excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company’s liquidator, receiver, conservator or statutory successor to pay all or a portion of any claim.

ARTICLE 17 — ERRORS AND OMISSIONS
If either the Ceding Company or Reinsurer shall fail to perform an obligation under this Agreement and such failure shall be the result of an Error on the part of the Ceding Company or Reinsurer, such Error shall be corrected by restoring the Ceding Company and Reinsurer to the positions they would have occupied had no such Error occurred. If it is not possible to restore each party to the position it would have occupied but for the Error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by the Agreement.
This provision shall apply only to clerical Errors relating to the administration of reinsurance covered by this Agreement and not to the administration of the insurance provided by the Ceding Company to its insured.
The Ceding Company and Reinsurer mutually agree that all Errors will be identified and corrected in an equitable manner at the earliest possible date.

ARTICLE 18 — ARBITRATION
18.1 GENERAL
The parties agree to act in all things with the utmost good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including formation and validity, and whether arising during, or after the period of this Agreement, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.
The arbitrators must have more than ten (10) years experience in the insurance or reinsurance industry and may not be current or former directors, officers or employees of the parties to this Agreement or their respective affiliates or subsidiaries.
The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law. There will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce the decision to judgment.
18.2 NOTICE
To initiate arbitration, either party will notify the other party by certified mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt.
18.3 PROCEDURE
Each of the two parties will appoint one arbitrator, and these two arbitrators will select the third arbitrator. Upon the selection of the third arbitrator, the arbitration tribunal will be constituted, and the third arbitrator will act as chairman of the tribunal.
If either party fails to appoint an arbitrator within sixty (60) days after the other party has given notice of appointing an arbitrator, then the American Arbitration Association will appoint an arbitrator for the party that has failed to do so. The party that has failed to appoint an arbitrator will be responsible for all expenses levied by the American Arbitration Association for such appointment.
Should the two arbitrators be unable to agree on the choice of the third arbitrator, then the American Arbitration Association will appoint the third arbitrator. All expenses levied by the American Arbitration Association for such appointment shall be borne equally by each party to this Agreement.
The tribunal may in its sole discretion make orders and directions as it considers to be necessary for the final determination of the matters in dispute. Such orders and directions may be necessary with regard to pleadings, discovery, inspection of documents, examination of witnesses and any other matters relating to the conduct of the arbitration. The tribunal will have the widest discretion permissible under the law, and practice of the place of arbitration, when making such orders or directions.
18.4 ARBITRATION COSTS
All costs of the arbitration will be determined by the tribunal, which may take into account the law and practice of the place of arbitration, and in what manner arbitration costs will be paid, and by whom.

18.5 SITE OF ARBITRATION
The site of arbitration will be Mercer Island, Washington USA.
18.6 ARBITRATION SETTLEMENT
The award of the tribunal will be in writing and binding upon the parties.

ARTICLE 19 — DURATION OF AGREEMENT
This Agreement is indefinite as to its duration. The Ceding Company or the Reinsurer may terminate this Agreement with respect to reinsurance of newly issued policies by giving one hundred eighty (180) days written notice of termination to the other party, sent by certified mail. The first day of the notice period is deemed to be the date the document is postmarked.
During the notification period, the Ceding Company will continue to cede and the Reinsurer will continue to accept policies covered under the terms of this Agreement. Reinsurance coverage on all policies reinsured under this Agreement will remain in force until the termination or expiry of the policies or until the contractual termination of reinsurance under the terms of this Agreement, whichever occurs first.

ARTICLE 20 — REPRESENTATIONS AND WARRANTIES
Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.
The parties agree that this Agreement is entered into with the understanding that the principles of good faith traditional to reinsurance shall be adhered to in the formation and performance of this Agreement and shall govern the parties’ rights and obligations. This Agreement is entered into in reliance of the utmost good faith of the parties including, for example, their warranties, representations and disclosures.
The Ceding Company affirms that it has and will continue to disclose all matters material to this Agreement. Examples of such matters are a material change in underwriting, claims or issue practices or philosophy, or a change in the Ceding Company’s ownership or control.

ARTICLE 21 — CONFIDENTIALITY
The Company and the Reinsurer agree that they (i) shall receive and keep all Customer Information and Proprietary Information (“Information”) in confidence, (ii) shall not make use of Information, directly or indirectly, or disclose or furnish information to any person or entity that is not party to this agreement, for any purpose not contemplated by this Agreement, (iii) shall not use Information for competitive reasons or in any manner that is detrimental to the other party, except as contemplated by this Agreement, and (iv) will limit disclosure of Information to persons or entities who have a need to know the Information or as required by law.
The Company and the Reinsurer agree that they shall provide security for Customer Information and Proprietary Information in a manner reasonably sufficient to preserve the confidential and proprietary nature of the information. The parties agree that the security provided for Customer Information and Proprietary Information shall be consistent with the level of security provided by the parties to their own confidential, proprietary and sensitive information.
This Article does not prevent the Reinsurer from obtaining retrocession coverage on policies eligible fro coverage under this Agreement.

ARTICLE 22 — ASSIGNMENT AND TRANSFER
This Agreement may be sold, assigned or transferred by either Party provided written notice is provided to the other Party within thirty (30) days of the transaction. The provisions of this Section are not intended to preclude the Reinsurer from retroceding the reinsurance on an indemnity basis.

ARTICLE 23 — NOTICES
Official notices and communications under this Agreement shall be in writing and shall be deemed to be duly given within one day if sent by national overnight courier, facsimile or other suitable electronic means, or five days if sent by certified or registered mail, return receipt requested, as follows:

If to the Reinsurer:	If to the Ceding Company:
RGA Reinsurance company	Farmers New World Life Insurance Company
1370 Timberlake Manor Parkway	3003 77th Ave. S.E.
Chesterfield, Missouri 63017-6039	Mercer Island, Washington 98040
Attn: General Counsel	Attn: Legal Department

ARTICLE 24 — DEFINITIONS
Automatic — A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company’s underwriting.
Automatic Binding Limit — The amount specified in Exhibit C used to calculate the maximum Reinsurance Death Benefit that may be ceded as Automatic reinsurance.
Conditional Receipt — A provision included in some life insurance policies providing coverage from the date of the application to the date at which the policy is either issued or declined.
Effective Date of this Agreement — The date on which this Agreement becomes binding on the Ceding Company and the Reinsurer. Policies with an application date on or after this date are eligible for reinsurance coverage under this Agreement.
Error — A clerical mistake or oversight made inadvertently and excludes acts of judgment and all other forms of intentional decision.
Extra Contractual Obligations — Damages awarded by a court against an insurer that go beyond the coverage provided by the policy, typically for bad faith in dealing with the insured or beneficiary.
Facultative — Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.
Full Retention — The initial face amount held by the Ceding Company shall be equal to the amount on their standard published retention schedule considering issue age, rating and place of residence. The amount to be retained considers all in force policies as of the date of issue on that life.
Initial Death Benefit — The face amount of the Original Policy on the date of issue.
Insured — For purposes of this Agreement, an Insured is a person covered or seeking coverage under one of the plans or riders listed in Exhibit B.
Jumbo Limit — The maximum amount of coverage available on an individual life for Automatic reinsurance purposes. This amount includes all coverage in force, any coverage to be replaced and amounts currently applied for in all companies. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for Facultative review.
Material Change — A change that is likely to impact the Reinsurer’s financial experience under this Agreement or would cause the Reinsurer to alter or revise a risk classification or underwriting recommendation or claims decision, reconsider or adjust reinsurance pricing, or take similar actions.
Maximum Retention Per Life — The maximum amount of risk that the Ceding Company may hold on an individual insured according to their published retention schedule.

New Business — Policies on which the Ceding Company (1) has obtained the same new underwriting information it would obtain in absence of the Original Policy, (2) pays the same commissions in the first year that it would have paid in absence of the Original Policy and (3) the suicide and contestable period provisions are as long as those contained in other new policies issued by the Ceding Company.
New Plan — The plan to which the Original Policy is converted, exchanged or replaced.
New Policy — The policy issued resulting from a conversion, exchange or replacement of the Original Policy.
Original Policy — An insurance contract issued by the Ceding Company on an insured that is reinsured under this Agreement.
Policy Death Benefit — The death benefit payable on a policy reinsured under this Agreement.
Policy Net Amount at Risk — On the reinsurance premium renewal date, the Policy Death Benefit less either the terminal reserve or, in the case of interest sensitive policies, the accumulation account or cash value on the policy, such difference taken to the nearest dollar. The terminal reserve or cash value shall be disregarded if a policy is on either a level term plan of twenty (20) years or less or on a decreasing term plan. The basis for determining the Policy Net Amount at Risk may be modified with the consent of the Ceding Company and Reinsurer without the need for a formal amendment of the Agreement.
Professional Athlete — An individual who is a team member in any of the four major U.S. professional sports — National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).
Proportionate Share — The percentage derived by dividing the Reinsured Net Amount at Risk by the Policy Net Amount at Risk.
Quota Share Retention — Specified percentage retention on every policy up to the Full Retention on a life.
Reinsurance Death Benefit — The Initial Death Benefit less the Retention on the policy times the percentage of Automatic reinsurance ceded to the Reinsurer as specified in Exhibit C. For Facultative reinsurance, the Reinsurance Death Benefit is that amount of the Initial Death Benefit for which the Ceding Company accepts the Reinsurer’s offer to reinsure.
Reinsured Net Amount at Risk — The percentage of Automatic Reinsurance ceded to the Reinsurer as specified in Exhibit C or the percentage ceded as modified pursuant to the Facultative Reinsurance process times the remainder of (1) the Policy Net Amount at Risk less (2) the Retention on the policy.
Retention — The amounts specified in Exhibit A that is held by the Ceding Company at their own risk on a life without the benefit of proportional reinsurance. In calculating the Retention, the sum retained by the Ceding Company on the life and in force as of the date of issue of the policy shall be taken into account.

Temporary Insurance Agreement — Legal agreement between an insurer and a proposed insured that provides a guaranteed amount of temporary life insurance coverage for a specific period of time, usually the underwriting period.
Ultimate Amount — The projected maximum Policy Death Benefit that a policy could achieve based on reasonable assumptions made about the operation of certain characteristics of the policy form.
Yearly Renewable Term (YRT) — A form of life reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the Reinsured Net Amount at Risk and the duration from issue.

ARTICLE 25 — EXECUTION
This Agreement is effective as of the month, day and year stated on the cover page of this Agreement, and applies to all eligible policies with application dates on or after such date. This Agreement has been made in duplicate and is hereby executed by all parties.

FARMERS NEW WORLD LIFE INSURANCE COMPANY		RGA REINSURANCE COMPANY

By: /s/ Ryan Larson		By: /s/ Larry Shorey
(Signature)		(Signature)

Title: Senior Vice President, Chief Actuary		Title: Vice President

Date:	8/25/2008	Date:	8/15/2008

Location: Mercer Island, Washington		Location: Chesterfield, Missouri

EXHIBIT A — RETENTION SCHEDULE OF THE CEDING COMPANY
A LIFE INSURANCE
Maximum Retention Per Life under this and all other agreements

	Standard - Table D	Over Table F
Issue Age	Flat Extra <=$15	Flat Extra >$15

21-60	$2,000,000	$250,000
61-80	$250,000	$250,000
     The Ceding Company will retain 10%of each policy up to the above maximum dollar retention limits.

EXHIBIT B — BUSINESS COVERED
The business reinsured under this Agreement is defined as follows:
Policies issued on the business identified below may qualify for reinsurance if the issue date for the policy is on or after the Effective Date of this Agreement.
September 1, 2008
Included Plans:
Farmers Essential Variable Universal Life
Benefits & Riders:
Accelerated Death Benefit Rider

EXHIBIT C — BINDING LIMITS
C.1 REINSURER’S SHARE
The Reinsurer’s share will be 67% of the total ceded amount on each policy on a first dollar quota share basis. This amount will not exceed the Reinsurer’s share of the maximum Automatic Binding Limits specified in Exhibit C.2.
C.2 AUTOMATIC BINDING LIMITS
a.	Life

	(Pool) Maximum*	(Pool) Maximum*	(Pool) Maximum*
	Standard - Table D	Table E - Table F	Over Table F
Issue Ages	Flat Extra <=$10	Flat Extra $10-$15	Flat Extra >=$15
21-60	$5,000,000	$5,000,000	$2,000,000
61-70	$1,500,000	$1,500,000	$1,500,000
71-80	$1,000,000	None	None

*	The (pool) maximum Automatic Binding amounts above exclude the Ceding Company’s retention per insured.
b.	The maximum automatic binding limit to the Reinsurer is $500,000 for the life of any Professional Athlete.
C.3 JUMBO LIMITS
The Ceding Company will not cede any risk Automatically if the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

Issue Age	Standard Table D	Tables E-F	Over Table F
21-60	$8,000,000	$8,000,000	$4,000,000
61-70	$3,000,000	$3,000,000	$3,000,000
71-80	$2,000,000	None	None
C.4 CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT
The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company’s Conditional Receipt or Temporary Insurance Agreement.

Maximum Amount
$50,000
C.5 AGE LIMITS

Issue Age	Class
21-75	Premier and Preferred Non-Tobacco
21-80	Standard (Non-Tobacco and Tobacco)

EXHIBIT D — REINSURANCE PREMIUMS
D.1 BASE PLAN PARAMETERS
Plans covered under this Agreement will be reinsured on a YRT basis with the Reinsurer participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with the Reinsurer.
Reinsurance premiums will be determined according to the amount reinsured with the Reinsurer per insured life as follows. The life reinsurance premium will be calculated in the case of life risks, by multiplying the appropriate life premium rate per thousand (1,000), from the attached Rate Schedule labeled below, for the age of the insured, at the beginning of the policy year, by the Policy Net Amount at Risk reinsured for that policy year, multiplied by the applicable pay percentage as shown below. The same procedure will apply for single premium policies and for paid up policies.
Reinsurance premiums will be the annual premium rates as labeled below, multiplied by the following percentages.

Pay
Percentage
			Policy	Policy
	Rate	Underwriting	Year	Years
Plans	Schedule	Class	1	2+
Variable		Band 1
Universal Life	1	Non-Tobacco	[*]%	[*]%
Band 1
	1	Tobacco	[*]%	[*]%
Band 2
Premier
	1	Non-Tobacco	[*]%	[*]%
Band 2
Preferred
	1	Non-Tobacco	[*]%	[*]%
Band 2
Standard
	1	Non-Tobacco	[*]%	[*]%
Band 2
	1	Tobacco	[*]%	[*]%
Band 1 = Face amount up to $149,999.99 (no preferred or premier available)

Band 2 = 150,000+

The pay percentages shown above assume premiums cease at attained age 100 with no coverage to extend beyond 100.
D.2 AGE BASIS
Age Last Birthday
D.3 POLICY FEES
The Reinsurer will not participate in any policy fees.
D.4 SUBSTANDARD RATINGS
Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating. Pay percentages are the same as those for standard life coverage.
D.5 FLAT EXTRAS
The total premium remitted to the Reinsurer will include the flat extra premium. The Reinsurer shall pay an expense allowance as a percentage of the flat extra premium as shown below.

Type of Flat Extra Premium	First Year		Renewal
Temporary (1-5 Years)	[*]	%	[*]	%
Permanent (6 Years & Greater)	[*]	%	[*]	%
D.6 RIDERS AND BENEFITS
Accelerated Benefit Rider
There are no additional premiums payable for the Accelerated Benefit Rider (See Exhibit H). No other supplemental benefits are covered under this Agreement.

EXHIBIT D — RATE SCHEDULE 1

75-80 MORTALITY: MANULIFE EXTENSION
Male Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
0	1.12	0.70	0.47	0.42	0.37	0.32	0.31	0.28	0.27	0.27	0.28	0.33	0.38	0.46	0.66	0.85	15
1	0.46	0.43	0.38	0.33	0.27	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.66	0.80	1.08	16
2	0.34	0.35	0.31	0.26	0.23	0.23	0.23	0.25	0.28	0.33	0.38	0.46	0.62	0.80	1.04	1.18	17
3	0.33	0.28	0.25	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.46	0.61	0.74	1.04	1.17	1.27	18
4	0.28	0.24	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.44	0.61	0.74	0.95	1.11	1.26	1.34	19
5	0.23	0.23	0.23	0.21	0.25	0.28	0.33	0.38	0.43	0.61	0.74	0.95	1.08	1.17	1.32	1.39	20
6	0.22	0.22	0.21	0.25	0.28	0.33	0.38	0.43	0.58	0.74	0.95	1.08	1.15	1.21	1.36	1.41	21
7	0.19	0.21	0.25	0.28	0.33	0.38	0.43	0.57	0.72	0.91	1.08	1.15	1.20	1.23	1.38	1.41	22
8	0.19	0.21	0.26	0.32	0.37	0.43	0.57	0.72	0.91	1.06	1.15	1.20	1.23	1.28	1.37	1.39	23
9	0.20	0.23	0.30	0.36	0.43	0.57	0.72	0.91	1.06	1.14	1.20	1.23	1.28	1.32	1.34	1.36	24
10	0.21	0.27	0.34	0.42	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.30	1.32	25
11	0.26	0.32	0.40	0.57	0.72	0.91	1.06	1.14	1.19	1.23	1.28	1.32	1.33	1.28	1.25	1.27	26
12	0.31	0.40	0.57	0.72	0.90	1.06	1.14	1.19	1.22	1.28	1.32	1.33	1.28	1.23	1.19	1.22	27
13	0.38	0.57	0.72	0.90	1.02	1.12	1.18	1.21	1.22	1.26	1.28	1.28	1.23	1.18	1.15	1.19	28
14	0.55	0.72	0.90	1.02	1.08	1.16	1.20	1.21	1.20	1.22	1.22	1.22	1.17	1.14	1.13	1.16	29
15	0.72	0.90	1.02	1.08	1.13	1.17	1.20	1.19	1.17	1.17	1.16	1.16	1.12	1.11	1.11	1.13	30
16	0.90	1.02	1.08	1.13	1.17	1.17	1.18	1.15	1.13	1.11	1.10	1.09	1.08	1.09	1.09	1.12	31
17	1.02	1.08	1.13	1.17	1.16	1.14	1.14	1.11	1.08	1.05	1.03	1.05	1.04	1.06	1.09	1.12	32
18	1.01	1.06	1.09	1.11	1.10	1.07	1.07	1.04	1.01	0.99	0.99	1.01	1.00	1.04	1.09	1.13	33
19	0.97	1.01	1.02	1.04	1.02	1.00	0.99	0.96	0.95	0.95	0.96	0.97	0.98	1.03	1.09	.1.16	34
20	0.91	0.94	0.94	0.95	0.94	0.93	0.91	0.89	0.90	0.91	0.93	0.95	0.98	1.03	1.12	1.20	35
21	0.83	0.85	0.85	0.86	0.86	0.85	0.83	0.86	0.86	0.87	0.91	0.94	0.97	1.05	1.16	1.25	36
22	0.73	0.75	0.75	0.76	0.77	0.77	0.77	0.78	0.81	0.85	0.90	0.94	0.99	1.08	1.20	1.32	37
23	0.73	0.74	0.74	0.75	0.76	0.77	0.77	0.78	0.82	0.87	0.92	0.98	1.04	1.14	1.27	1.41	38
24	0.73	0.73	0.73	0.74	0.76	0.77	0.78	0.80	0.84	0.90	0.96	1.03	1.10	1.22	1.36	1.51	39
25	0.71	0.71	0.72	0.74	0.75	0.77	0.80	0.82	0.87	0.95	1.01	1.09	1.18	1.33	1.47	1.63	40
26	0.70	0.69	0.71	0.73	0.75	0.78	0.82	0.85	0.92	1.00	1.07	1.16	1.29	1.44	1.59	1.79	41
27	0.68	0.68	0.71	0.73	0.76	0.80	0.85	0.90	0.97	1.07	1.15	1.26	1.40	1.58	1.75	1.97	42
28	0.66	0.68	6.72	0.76	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.53	1.74	1.94	2.19	43
29	0.65	0.68	0.75	0.80	0.84	0.90	0.97	1.06	1.15	1.26	1.38	1.52	1.70	1.94	2.17	2.45	44
30	0.63	0.68	0.78	0.84	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.74	45
31	0.63	0.70	0.82	0.90	0.97	1.06	1.15	1.25	1.38	1.52	1.70	1.94	2.17	2.42	2.71	3.07	46
32	0.63	0.72	0.87	0.97	1.06	1.15	1.25	1.38	1.51	1.70	1.94	2.17	2.42	2.71	3.03	3.43	47
33	0.63	0.74	0.91	1.03	1.14	1.25	1.36	1.50	1.67	1.87	2.14	2.41	2.69	3.03	3.39	3.82	48
34	0.64	0.76	0.96	1.11	1.24	1.36	1.49	1.66	1.86	2.10	2.37	2.67	3.00	3.38	3.77	4.24	49
35	0.65	0.79	1.03	1.20	1.35	1.49	1.66	1.86	2.10	2.33	2.63	2.96	3.34	3.75	4.19	4.69	50
36	0.67	0.83	1.12	1.31	1.49	1.66	1.86	2.10	2.33	2.63	2.92	3.28	3.70	4.16	4.63	5.18	51
37	0.70	0.88	1.21	1.44	1.66	1.86	2.10	2.33	2.63	2.92	3.23	3.62	4.09	4.59	5.12	5.72	52
38	0.74	0.94	1.29	1.55	1.78	2.01	2.27	2.52	2.84	3.16	3.52	3.96	4.49	5.06	5.64	6.31	53
39	0.78	1.00	1.40	1.68	1.93	2.18	2.45	2.72	3.06	3.41	3.82	4.31	4.92	5.57	6.22	6.94	54
40	0.83	1.09	1.53	1.83	2.11	2.36	2.65	2.93	3.27	3.67	4.12	4.69	5.39	6.13	6.82	7.64	55
41	0.89	1.20	1.68	2.01	2.29	2.56	2.86	3.14	3.49	3.92	4.45	5.09	5.90	6.72	7.50	8.42	56
42	0.97	1.32	1.86	2.21	2.50	2.77	3.06	3.35	3.70	4.18	4.79	5.53	6.44	7.38	8.25	9.28	57
43	1.05	1.46	2.02	2.41	2.74	3.04	3.35	3.66	4.03	4.55	5.21	5.99	6.96	7.97	8.93	10.24	58
44	1.14	1.62	2.20	2.63	2.98	3.32	3.66	3.98	4.39	4.94	5.66	6.50	7.54	8.60	9.67	11.32	59
45	1.23	1.81	2.39	2.85	3.24	3.61	3.98	4.34	4.77	5.35	6.15	7.06	8.16	9.30	10.49	12.53	60
46	1.33	2.00	2.58	3.08	3.51	3.92	4.34	4.73	5.17	5.80	6.68	7.66	8.83	10.06	11.39	13.87	61
47	1.44	2.21	2.77	3.31	3.79	4.26	4.73	5.12	5.61	6.29	7.26	8.32	9.58	10.89	12.36	15.32	62
48	1.55	2.32	2.90	3.48	4.02	4.53	5.06	5.54	6.13	6.89	8.04	9.23	10.57	11.94	13.41	16.89	63
49	1.66	2.42	3.03	3.64	4.24	4.81	5.41	5.99	6.69	7.55	8.91	10.26	11.67	13.06	14.53	18.61	64
50	1.77	2.51	3.15	3.80	4.46	5.09	5.78	6.48	7.31	8.30	9.90	11.41	12.85	14.25	15.72	20.49	65
51	188	2.59	3.26	3.94	4.69	5.39	6.18	7.02	8.01	9.13	10.99	12.65	14.12	15.54	16.98	22.56	66
52	1.99	2.66	3.35	4.08	4.92	5.70	6.60	7.61	8.78	10.04	12.18	14.00	15.51	16.94	18.35	24.85	67
53	2.15	2.89	3.66	4.47	5.38	6.22	7.22	8.32	9.57	10.98	13.29	15.31	16.94	18.35	20.53	27.37	68
54	2.31	3.13	4.00	4.90	5.89	6.81	7.90	9.09	10.42	11.98	14.48	16.73	18.35	20.53	22.96	30.13	69
55	2.49	3.40	4.37	5.37	6.47	7.46	8.65	9.91	11.31	13.06	15.77	18.29	20.53	22.85	25.67	33.13	70
56	2.68	3.70	4.78	5.91	7.10	8.16	9.44	10.78	12.26	14.23	17.18	19.99	22.70	25.23	28.65	36.34	71
57	2.89	4.02	5.24	6.50	7.80	8.92	10.29	11.72	13.29	15.50	18.71	21.85	24.96	27.83	31.89	39.80	72
Rate Schedule 1

75-80 MORTALITY: MANULIFE EXTENSION
Male Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
58	3.05	4.30	5.78	7.12	8.58	9.62	11.05	12.58	14.24	16.56	19.88	23.10	26.39	29.47	33.93	43.57	73
59	3.22	4.60	6.37	7.78	9.42	10.36	11.84	13.48	15.26	17.68	21.09	24.35	27.80	31.11	36.05	47.72	74
60	3.40	4.91	7.01	8.49	10.34	11.15	12.69	14.45	16.34	18.85	22.31	25.55	29.18	32.79	38.29	52.31	75
61	3.57	5.22	7.69	9.25	11.15	12.44	13.59	15.48	17.47	20.04	23.51	26.72	30.56	34.52	40.66	57.37	76
62	3.74	5.54	8.44	10.07	12.44	12.89	14.54	16.56	18.64	21.24	24.70	27.87	31.96	36.31	43.15	62.94	77
63	4.15	6.18	9.21	11.19	12.89	14.50	16.42	18.63	21.03	23.56	27.15	30.60	35.16	40.29	47.22	69.02	78
64	4.59	6.88	10.04	12.43	14.50	16.29	18.52	20.91	23.56	26.17	29.85	33.67	38.70	44.72	51.64	75.60	79
65	5.08	7.66	10.96	13.82	16.29	18.27	20.82	23.41	26.17	29.29	33.67	36.95	42.60	49.60	56.42	82.69	80
66	5.63	8.53	11.96	15.34	18.27	20.62	23.35	26.17	29.29	33.67	36.18	40.63	46.88	54.95	61.55	90.24	81
67	6.23	9.50	13.04	17.02	20.62	22.82	26.17	29.29	33.67	35.69	39.85	44.66	51.53	60.78	66.99	98.24	82
68	6.86	10.46	14.34	18.67	22.58	24.98	28.66	32.11	35.69	39.16	43.70	48.92	56.36	66.33	72.93	106.88	83
69	7.55	11.50	15.73	20.45	24.72	27.36	31.42	35.21	39.16	42.94	47.87	53.51	61.51	72.21	79.34	116.36	84
70	8.31	12.61	17.23	22.38	27.08	29.99	34.46	38.63	42.94	47.03	52.35	58.39	66.96	78.56	86.38	126.68	85
71	10.47	15.62	21.23	26.87	31.79	37.10	45.06	52.48	61.52	70.10	79.56	89.95	101.57	114.58	126.68	137.84	86
72	12.46	17.88	24.74	30.99	36.83	43.05	52.03	60.28	70.10	79.56	89.95	101.50	114.49	126.68	137.84	149.84	87
73	14.73	20.79	28.66	35.72	42.56	49.78	59.87	68.99	79.56	89.95	101.50	114.47	126.68	137.84	149.84	162.59	88
74	17.32	24.36	33.02	41.10	49.03	57.35	68.62	78.63	89.95	101.50	114.47	126.68	137.84	149.84	162.59	175.87	89
75	20.30	28.44	37.98	47.15	56.29	65.81	78.31	89.23	101.50	114.47	126.68	137.84	149.84	162.59	175.87	189.57	90
76	23.70	32.76	43.56	53.93	64.39	75.18	88.98	101.03	114.47	126.68	137.84	149.84	162.59	175.87	189.57	203.69	91
77	27.57	37.66	49.82	61.49	73.35	85.50	100.87	114.30	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	92
78	32.14	43.52	56.79	69.83	83.20	97.00	114.24	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	93
79	37.47	50.08	64.48	78.99	94.18	109.95	126.68	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	94
80	43.47	57.36	72.91	89.17	106.51	124.42	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	95
81	50.14	65.39	82.30	100.60	120.28	137.84	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	96
82	57.53	74.35	92.83	113.35	135.58	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	97
83	66.91	84.44	104.59	127.51	149.84	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	98
84	78.67	97.04	117.63	143.14	162.59	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	99
85	91.98	111.05	132.03	160.23	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77
86	106.97	125.99	147.77	175.87	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67
87	123.77	143.21	164.72	189.57	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99
88	138.20	158.28	180.09	203.69	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73
89	149.49	170.61	193.50	218.23	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73	405.89
90	161.41	183.60	207.61	233.19	248.57	264.37	280.59	297.23	314.29	331.77	349.67	367.99	386.73	405.89	425.47
Rate Schedule 1

75-80 MORTALITY: MANULIFE EXTENSION
Female Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
0	0.84	0.33	0.30	0.27	0.24	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	15
1	0.32	0.29	0.26	0.23	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.42	16
2	0.27	0.26	0.23	0.22	0.20	0.18	0.19	0.19	0.2	0.23	0.26	0.29	0.34	0.38	0.42	0.46	17
3	0.23	0.23	0.22	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	18
4	0.21	0.21	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.50	19
5	0.20	0.20	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.52	20
6	0.18	0.18	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.51	0.53	21
7	0.17	0.19	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.48	0.49	0.51	0.52	0.53	22
8	0.17	0.19	0.21	0.23	0.26	0.29	0.34	0.38	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	23
9	0.17	0.21	0.23	0.25	0.28	0.33	0.38	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	24
10	0.18	0.23	.0.25	0.28	0.33	0.37	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	25
11	0.18	0.25	0.28	0.33	0.37	0.41	0.45	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53	26
12	0.20	0.28	0.33	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.54	0.53	27
13	0.22	0.32	0.35	0.38	0.42	0.44	0.47	0.49	0.52	0.52	0.53	0.53	0.53	0.53	0.54	0.54	28
14	0.26	0.34	0.38	0.40	0.42	0.45	0.47	0.49	0.52	0.52	0.53	0.53	0.53	0.54	0.54	0.55	29
15	0.30	0.36	0.39	0.40	0.42	0.45	0.47	0.47	0.52	0.53	0.53	0.53	0.54	0.54	0.56	0.57	30
16	0.33	0.37	0.39	0.40	0.42	0.44	0.45	0.46	0.52	0.53	0.53	0.54	0.54	0.56	0.57	0.60	31
17	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.52	0.53	0.54	0.54	0.56	0.57	0.61	0.63	32
18	0.36	0.37	0.40	0.40	0.41	0.42	0.43	0.44	0.51	0.52	0.54	0.55	0.57	0.60	0.64	0.68	33
19	0.36	0.37	0.40	0.40	0.41	0.42	0.43	0.45	0.49	0.51	0.55	0.57	0.60	0.64	0.69	0.74	34
20	0.35	0.37	0.39	0.40	0.41	0.42	0.44	0.45	0.48	0.51	0.57	0.60	0.64	0.69	0.75	0.81	35
21	0.34	0.35	0.38	0.39	0.41	0.42	0.44	0.46	0.48	0.52	0.60	0.64	0.69	0.75	0.82	0.89	36
22	0.32	0.34	0.37	0.39	0.41	0.42	0.45	0.47	0.48	0.53	0.64	0.69	0.75	0.82	0.90	0.98	37
23	0.32	0.34	0.38	0.40	0.42	0.44	0.47	0.48	0.53	0.58	0.69	0.75	0.82	0.90	1.00	1.09	38
24	0.32	0.35	0.38	0.41	0.44	0.46	0.48	0.53	0.58	0.63	0.75	0.82	0.90	1.00	1.11	1.22	39
25	0.31	0.35	0.39	0.43	0.46	0.48	0.53	0.58	0.63	0.68	0.82	0.90	1.00	1.11	1.23	1.37	40
26	0.31	0.35	0.41	0.44	0.48	0.53	0.58	0.63	0.68	0.74	0.90	1.00	1.11	1.23	1.38	1.54	41
27	0.31	0.36	0.42	0.47	0.53	0.58	0.63	0.68	0.71	0.82	1.00	1.11	1.23	1.38	1.54	1.71	42
28	0.32	0.37	0.43	0.50	0.56	0.63	0.68	0.71	0.80	0.91	1.11	1.23	1.38	1.54	1.71	1.88	43
29	0.33	0.38	0.46	0.52	0.60	0.68	0.71	0.80	0.91	1.03	1.23	1.38	1.54	1.71	1.88	2.05	44
30	0.35	0.40	0.48	0.57	0.66	0.71	0.80	0.91	1.03	1.15	1.38	1.54	1.71	1.88	2.05	2.24	45
31	0.37	0.42	0.52	0.62	0.71	0.80	0.91	1.03	1.15	1.27	1.54	1.71	1.88	2.05	2.24	2.43	46
32	0.39	0.45	0.56	0.68	0.80	0.91	1.03	1.15	1.27	1.40	1.70	1.87	2.05	2.24	2.44	2.62	47
33	0.41	0.48	0.59	0.73	0.86	0.99	1.14	1.27	1.40	1.56	1.85	2.02	2.22	2.43	2.62	2.83	48
34	0.43	0.51	0.63	0.77	0.93	1.09	1.25	1.40	1.56	1.73	2.00	2.19	2.39	2.62	2.83	3.05	49
35	0.45	0.54	0.66	0.83	1.01	1.20	1.39	1.56	1.73	1.90	2.17	. 2.36	2.56	2.82	3.05	3.30	50
36	0.47	0.58	0.71	0.90	1.10	1.32	1.52	1.71	1.90	2.09	2.33	2.53	2.75	3.04	3.30	3.57	51
37	0.50	0.62	0.76	0.98	1.20	1.43	1.64	1.85	2.07	2.28	2.49	2.71	2.94	3.29	3.57	3.88	52
38	0.54	0.69	0.85	1.10	1.33	1.57	1.78	2.01	2.23	2.44	2.67	2.89	3.15	3.53	3.84	4.22	S3
39	0.58	0.76	0.95	1.22	1.45	1.70	1.93	2.17	2.39	2.62	2.85	3.10	3.37	3.80	4.13	4.60	54
40	0.63	0.85	1.05	1.33	1.58	1.86	2.08	2.32	2.56	2.80	3.06	3.33	3.62	4.10	4.46	5.02	55
41	0.68	0.94	1.15	1.45	1.71	2.01	2.23	2.49	2.74	3.01	3.28	3.58	3.90	4.44	4.81	5.47	56
42	0.73	1.02	1.25	1.58	1.85	2.16	2.40	2.67	2.94	3.23	3.53	3.86	4.20	4.80	5.19	5.96	57
43	0.78	1.09	1.35	1.67	1.95	2.27	2.53	2.83	3.13	3.46	3.79	4.16	4.54	5.19	5.62	6.50	58
44	0.83	1.16	1.44	1.74	2.06	2.37	2.67	3.01	3.34	3.70	4.08	4.49	4.89	5.61	6.09	7.08	59
45	0.89	1.23	1.53	1.83	2.16	2.49	2.83	3.20	3.57	3.97	4.39	4.83	5.28	6.07	6.60	7.69	60
46	0.93	1.30	1.62	1.91	2.28	2.61	3.00	3.41	3.82	4.26	4.72	5.20	5.70	6.55	7.12	8.34	61
47	0.98	1.37	1.72	2.00	2.41	2.75	3.18	3.64	4.09	4.57	5.07	5.60	6.14	7.06	7.68	9.03	62
48	1.03	1.43	1.80	2.10	2.54	2.92	3.40	3.91	4.36	4.87	5.41	5.97	6.53	7.50	8.14	9.77	63
49	1.07	1.50	1.88	2.21	2.68	3.11	3.64	4.20	4.65	5.20	5.77	6.35	6.94	7.94	8.61	10.57	64
SO	1.12	1.56	1.97	2.32	2.82	3.32	3.89	4.51	4.96	5.54	6.13	6.74	7.36	8.41	9.10	11.45	65
51	1.17	1.64	2.07	2.44	2.98	3.53	4.15	4.84	5.28	5.88	6.50	7.14	7.79	8.89	9.63	12.42	66
52	1.23	1.72	2.17	2.57	3.13	3.75	4.43	5.19	5.60	6.23	6.88	7.55	8.24	9.41	10.20	13.48	67
53	1.29	1.81	2.30	2.76	3.36	4.02	4.73	5.51	5.98	6.63	7.33	8.06	8.84	10.14	11.03	14.64	68
54	1.36	1.91	2.44	2.96	3.61	4.31	5.04	5.83	6.37	7.06	7.81	8.62	9.49	10.93	11.94	15.94	69
55	1.43	2.01	2.58	3.18	3.87	4.60	5.36	6.16	6.78	7.50	8.33	9.23	10.20	11.80	12.96	17.42	70
56	1.50	2.11	2.74	3.41	4.13	4.90	5.69	6.51	7.22	7.99	8.89	9.88	10.96	12.76	14.12	19.13	71
57	1.57	2.21	2.89	3.64	4.41	5.21	6.03	6.86	7.69	8.51	9.49	10.59	11.81	13.85	15.45	21.11	72
Rate Schedule 1

75-80 MORTALITY: MANULIFE EXTENSION
Female Aggregate/Age Last Birthday
Policy Year

AGE	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	Attained Age
58	1.69	2.39	3.12	3.91	4.71	5.54	6.40	7.28	8.17	9.05	10.28	11.45	12.76	14.97	16.71	23.41	73
59	1.82	2.58	3.36	4.19	5.02	5.88	6.79	7.74	8.69	9.63	11.16	12.42	13.85	16.25	18.16	26.09	74
60	1.94	2.77	3.61	4.48	5.35	6.25	7.21	8.22	9.24	10.27	12.16	13.55	15.11	17.72	19.83	29.20	75
61	2.08	2.98	3.88	4.80	5.70	6.65	7.67	8.74	9.84	10.99	13.31	14.84	16.55	19.42	21.73	32.78	76
62	2.22	3.20	4.17	5.14	6.09	7.08	8.15	9.31	10.52	11.81	14.65	16.34	18.23	21.37	23.87	36.88	77
63	2.36	3.38	4.40	5.42	6.42	7.47	8.61	9.88	11.24	12.74	15.86	17.73	19.83	23.30	26.11	41.54	78
64	2.51	3.58	4.65	5.72	6.77	7.89	9.12	10.52	12.06	13.80	17.25	19.31	21.63	25.45	28.57	46.74	79
65	2.67	3.79	4.91	6.03	7.15	8.35	9.70	11.24	13.00	15.01	18.83	21.08	23.62	27.79	31.21	52.50	80
66	2.84	4.01	5.19	6.37	7.57	8.88	10.36	12.07	14.06	16.40	20.61	23.04	25.79	30.30	34.00	58.80	81
67	3.03	4.24	5.49	6.75	8.04	9.48	11.10	13.00	15.26	17.95	22.58	25.19	28.11	32.93	36.89	65.66	82
68	3.29	4.62	6.00	7.41	8.87	10.51	12.37	14.55	17.13	20.20	25.19	28.11	31.57	36.88	41.19	73.06	83
69	3.58	5.05	6.59	8.18	9.84	11.72	13.85	16.33	19.27	22.75	28.11	31.57	35.36	41.18	45.84	81.02	84
70	3.92	5.54	7.27	9.07	10.97	13.11	15.54	18.38	21.71	25.59	31.57	35.36	39.49	45.83	50.83	89.52	85
71	5.51	8.28	11.41	14.70	17.75	21.20	26.41	31.59	38.04	44.51	51.86	60.13	69.44	79.78	89.52	98.58	86
72	6.61	9.61	13.53	17.30	21.05	25.24	31.32	37.28	44.51	51.86	60.13	69.40	79.72	89.52	98.58	108.18	87
73	7.92	11.37	16.00	20.42	24.95	29.97	37.02	43.81	51.86	60.13	69.40	79.71	89.52	98.58	108.18	118.34	88
74	9.47	13.60	18.87	24.09	29.51	35.47	43.58	51.25	60.13	69.40	79.71	89.52	98.58	108.18	118.34	129.04	89
75	11.33	16.25	22.26	28.38	34.81	41.79	51.04	59.65	69.40	79.71	89.52	98.58	108.18	118.34	129.04	140.30	90
76	13.54	19.20	26.22	33.35	40.89	49.00	59.49	69.08	79.71	89.52	98.58	108.18	118.34	129.04	140.30	152.10	91
77	16.16	22.67	30.81	39.05	47.81	57.16	68.97	79.59	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	92
78	19.35	26.92	36.06	45.51	55.62	66.32	79.55	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	93
79	23.18	31.80	42.02	52.80	64.39	76.56	89.52	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	94
80	27.61	37.39	48.74	60.97	74.17	87.93	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	95
81	32.68	43.71	56.27	70.05	85.01	98.58	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	96
82	38.46	50.83	64.64	80.11	96.97	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	97
83	45.76	58.80	73.91	91.19	108.18	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	98
84	54.79	68.59	84.13	103.35	118.34	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	99
85	65.01	79.42	95.33	116.62	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34
86	76.51	90.97	107.56	129.04	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10
87	89.37	104.24	120.87	140.30	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40
88	100.58	116.14	133.28	152.10	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26
89	109.68	126.27	144.50	164.46	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26	336.66
90	119.43	137.09	156.45	177.36	190.82	204.82	219.38	234.48	250.14	266.34	283.10	300.40	318.26	336.66	355.62
Rate Schedule 1

EXHIBIT E — SELF-ADMINISTERED REPORTING
The Ceding Company will self-administer all reinsurance reporting. The Ceding Company will send the Reinsurer the reports listed below monthly.
The Ceding Company will send Standard TAI reports.
E.1 REPORTING REQUIREMENTS
a.	New Business — This report will include new issues only, the first time the policy is reported to the Reinsurer. Automatic and Facultative business will be identified separately.

b.	First Year, Other than New Business — This report will include policies previously reported on the New Business detail and still in their first duration, or policies involved in first year premium adjustments.

c.	Renewal Year — This report will include all policies with renewal dates within the accounting period.

d.	Changes and Terminations — This report will include all policies affected by a change during the current reporting period. Type of change or termination activity must be clearly identified for each policy. The Ceding Company will identify the following transactions either by separate listing or unique transaction codes: Terminations, Reinstatements, Changes, Conversions, and Replacements. For Conversions and Replacements, the Ceding Company will report the Original Policy date, as well as the current policy date.

e.	In force — A detailed report listing the data shown in section F.3 (b) of this Exhibit for each policy in force.

f.	Policy Exhibit — Transactions will be summarized for activity during the current period and on a year-to-date basis, reporting the number of policies and Reinsured Net Amount at Risk. An example is shown in section F.4 of this Exhibit.

g.	Accounting Information — Premiums and allowances will be summarized for Life coverage, Benefits and Riders by the following categories: Automatic and Facultative, First Year and Renewals. An example is shown in section F.5 of this Exhibit.
E.2 BUSINESS REPORTED ELECTRONICALLY
If reporting will be done electronically, the Ceding Company will send the Reinsurer a copy of their current file layout(s) that specifies the columns in the order they appear in the file along with the data type (alpha, numeric) and the exact length of each field. Also a data dictionary will be provided that states a brief definition of each field contained in the file(s), as well as a listing of valid values for fields where applicable and an explanatory key to interpret plan codes, treaty pointers, underwriting and smoking class codes. Future changes will be promptly communicated to the Reinsurer in writing.

E.3 STATEMENT SPECIFICATIONS
a.	The following information should appear on the transaction statements for each benefit to be reinsured and for each insured, including all insureds on a joint policy:
Ceding Company identifier
Policy number
Policy issue date
Reinsurance effective date
Policy application date, if used to determine treaty eligibility
Transaction type code (New Business, Renewal, Conversion, Termination, etc.)
Business Source/Issue type code (New Business, Continuation, Re-entry, etc.)
Effective date of any policy change, reissue or termination
Name of each insured
Date of birth of each insured
Issue age of each insured
Gender of each insured
Mortality rating of each insured
Underwriting classification of each insured
Smoking class of each insured
Automatic or Facultative indicator
YRT indicator
Plan code
Treaty pointer
Original face amount of the policy
Amount ceded to the Reinsurer
Amount of premium being paid, separated for supplementary benefits
Amount of reinsurance premium allowances, if any
Policy fee, if any
Flat extra premium and number of years payable
Joint policy indicator
b.	The Ceding Company will send the Reinsurer an In force report. The following information should appear on the In force file for each benefit to be reinsured and for each insured, including all insureds on a joint policy:
Ceding Company identifier
Policy number
Policy issue date
Reinsurance effective date
Policy application date, if used to determine treaty eligibility
Business Source/Issue type code (New Business, Continuation, Re-entry, etc.)
Name of each insured
Date of birth of each insured
Issue age of each insured
Gender of each insured
Underwriting classification of each insured
Smoking class of each insured
Mortality rating of each insured
Automatic or Facultative indicator
YRT indicator
Original face amount of the policy
Amount ceded to the Reinsurer
Joint policy indicator

E.4 POLICY EXHIBIT
     The Ceding Company will send the Reinsurer summary policy exhibit information similar to the following example:

	Number of	Reinsurance
Policy Summary Classification	Policies	Amount
In force as of last report	1,000	$800,000,000

New Issues	10	1,000,000
Reinstatements	1	100,000
Increases	3	500,000

Deduct by:
Death	1	300,000
Lapse	6	500,000
Decreases	2	100,000

In force as of current report	1,005	800,700,000

E.5 ACCOUNTING SUMMARY
The Reinsurer requires the Ceding Company to send summary accounting information similar to the following example with each statement:

		Premiums	Allowance	Net Premium		Totals	Total Due

First Year Total	Base	$2,300.00	0.00	$2,300.00	Cash Value	0.00
	ADB	100.00	0.00	100.00	Benefits/Claims	0.00
	Waiver	100.00	0.00	100.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$2,500.00	0.00	$2,500.00	Net Premium	$2,500.00	$2,500.00

Renewal Total	Base	$25,000.00	0.00	$25,000.00	Cash Value	0.00
	ADB	1,000.00	0.00	1,000.00	Benefits/Claims	0.00
	Waiver	1,500.00	0.00	1,500.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$27,500.00	0.00	$27,500.00	Net Premium	$27,500.00	$27,500.00

First Year & Renewal	Base	$27,300.00	0.00	$27,300.00	Cash Value	0.00
	ADB	1,100.00	0.00	1,100.00	Benefits/Claims	0.00
	Waiver	1,600.00	0.00	1,600.00	Policy Fee	0.00
	Other	0.00	0.00	0.00	Dividend	0.00
					Prem Tax	0.00
	Total	$30,000.00	0.00	$30,000.00	Net Premium	$30,000.00	$30,000.00

EXHIBIT F — APPLICATION FOR FACULTATIVE REINSURANCE

Facultative Reinsurance Submission

To:	(Reinsurance Company)	Date:

Name of Proposed Insured				☐ Male	☐ Female

	First	Middle	Last

Birth date	Birthplace	State of Residence

Height	Weight	B.P. / Pulse	/	/	/

Plan Description	Beneficiary Relationship

Nicotine	☐ Yes	☐ No	Adverse data on avocation, occupation, travel, habits, finances?	☐ Yes	☐ No

	Life	Waiver of Premium	ADB
Previous in force other companies

Previous in force FNWL

Previous retained by FNWL

Previous rating, if substandard

Insurance now applied for

Amount / % FNWL will retain

Rating, if substandard

Not
Underwriting source	Favorable	Attached	Obtained	Comments
Application
Medical
H.O. Urinalysis
Blood
EKG
X-Ray
Lab Reports
APS (Doctors Surname)
1.
2.
3.
Inspection Report
MVR
Questionnaire(s)
Other

MIB Authorization — YES	☐	FNWL Underwriter	Phone #

Farmers New World Life Insurance Company
3003 77th Avenue S.E., Mercer Island, WA 98040-2890 / (206) 232-8400
Columbus Life Office: PO Box 182325, Columbus, OH 43218-2325 / (614) 764-9975
Variable Policy Service Office: PO Box 724208, Atlanta, GA 31139

EXHIBIT G — ALLOCATION RULES FOR PLACEMENT OF FACULTATIVE CASES
The Ceding Company will place the case with the Reinsurer having the first in best offer.

EXHIBIT H — ACCELERATED BENEFIT RIDER

FARMERS NEW WORLD LIFE INSURANCE COMPANY
ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS
NOTICE: If you receive payment of accelerated benefits under this rider, you may lose your right to receive certain public funds, such as Medicare, Medicaid, Social Security, Supplemental Security, Supplemental Security Income (SSI) and possibly others. Also, receiving accelerated benefits under this rider may have fax consequences for you. We cannot give you advice about this. You may wish to obtain advice from a qualified fax advisor, accountant, or attorney before adding this benefit and before receiving accelerated benefits under this rider. Benefits paid under this rider will reduce benefits payable under the Policy.
DEFINITIONS

Benefit Amount	The Accelerated Benefit for Terminal Illness amount payable under this rider, as specified in the Benefits section of this rider.

Accelerated Benefit for Terminal Illness insured	The Primary Proposed Insured named on the application for life insurance under the policy. No other Insured covered under the Policy or its riders is included as an Accelerated Benefit for Terminal Illness Insured. Subject to this definition, the Accelerated Benefit for Terminal Illness Insured is sometimes referred to as the “Insured” in this rider.

Benefit Percentage	The Benefit Percentage is;

1. The Benefit Amount before any adjustments and deductions, divided by

2. The current death benefit provided by the Policy excluding any attached riders.

Diagnosis	The definitive establishment, acceptable to us, of a Terminal Illness through the use of clinical and/or laboratory findings and subject to the terms and conditions of this rider. The Diagnosis must be made by a Physician as defined in this rider.

Major Organs	Human bone marrow or an entire human heart, kidney, lung, pancreas or liver.

Physician	A licensed Doctor of Medicine (M.D.) or Doctor of Osteopathy (D.O.), practicing within the scope of his or her license issued by the jurisdiction in which such person’s services are rendered. Such jurisdiction must be within the United States of America or its territories.

The Physician may not be:

1. The Insured;

2. The Policy Owner;

3. A Family Member;

4. A person who practices in the same medical group as the Insured, Policy Owner, or a Family Member;

5. A business partner of the Insured, Policy Owner, or a Family Member;

6. A person living at the same address as the Insured, Policy Owner, or a Family Member.

“Family Member” is defined as the Insured’s or Policy Owner’s spouse and anyone who is related to the Insured, Policy Owner, Insured’s spouse or Policy Owner’s spouse by the following degree of blood, marriage, adoption, or operation of law: parents, grandparents, brothers, sisters, children, grandchildren, aunts, uncles, nephews and nieces.

Physician’s Statement	A clear written statement, signed by a Physician, that gives the Diagnosis of the Insured’s Terminal Illness as defined in this rider, together with complete information that clearly supports that Diagnosis.

Policy	The policy contract to which this rider is attached.

Policy Owner	The person who owns the Policy and the rider. In this rider, the Policy Owner is sometimes referred to as “you” or “your”.

Terminal Illness	A medical condition that with reasonable medical certainly will result in the Insured’s death within 12 months from the date of the Physician’s Statement, regardless of any medical treatment the Insured receives, or a condition that requires a Major Organ transplant to prevent the Insured’s death within the next 12 months.

BENEFIT

Benefit Amount	We will pay the Policy Owner the Benefit Amount, subject to the terms and conditions of this rider, if the Insured is diagnosed by a Physician as having a Terminal Illness. The Benefit Amount is a part of the Policy’s death benefit paid while the Insured is living. If the Insured dies before payment is made then no Benefit Amount is payable.

The maximum portion of the death benefit available for acceleration is the lesser of:

(1) $150,000; or

(2)   50 percent of the death benefit available on the policy to which this rider is attached on the date the request for the Benefit Amount is received in our home office. If, however, at the time of request for the Benefit Amounts, the death benefit equals the surrender value, and the Insured’s death is anticipated within 24 months, any amount up to 100 percent of the death benefit is available for acceleration.

Non-accelerated benefits provided by riders attached to the policy are not included in the determination of the Benefit Amount.

Adjustments and Deductions	The Benefit Amount is subject to the following adjustments and deductions:

1.    We will pay the present value of the amount available for acceleration under the Benefit Amount. This calculation will be based on the applicable actuarial discount appropriate to the Policy. The maximum interest rate used for the discount is the greater of:

a) the current yield on 90 day US Treasury Bills; or

b) the current maximum statutory adjustable policy loan interest rate.

2.    If, on the date we approve the request, there is an outstanding policy loan, the Benefit Amount will be reduced by the Benefit Percentage multiplied by the outstanding loan balance. This reduction repays a portion of the policy loan.

3.    If this rider is attached to a Universal Life Policy, we will reduce the Benefit Amount by any monthly deductions that are due and unpaid at the time we approved the request for payment of the Benefit Amount. Otherwise, we will reduce the Benefit Amount by any premiums which are due and unpaid at the time we approve the request.

4. We may reduce the Benefit Amount by an administrative charge not to exceed $250.

Payment of the Benefit Amount is subject to the following conditions:

Conditions for Payment	1. The expiration or maturity date of the Policy must be more than 2 years from the date the Benefit Amount is requested. The Policy must not be in force as extended term or reduced paid-up insurance.

2.    The sum of Benefit Amounts on this and any other policies issued by us on the life of the Insured may not exceed $150,000. Only one Benefit Amount is allowed per Policy. These limitations will not apply to this Policy if the benefit is requested at a time when the death benefit proceeds that would be payable under the Policy in the event of the Insured’s death are the same as the proceeds that would be payable if the Policy was surrendered.

3. We must receive proof of eligibility that is acceptable to us and will only pay the Benefit Amount during the Insured’s Lifetime.

4.	We must receive a consent form from all irrevocable beneficiaries and permitted assignees, if any. We also reserve the right to require a consent form from the Insured and the Policy Owner of this policy, their spouses, other beneficiaries, and any other person if, in our sole discretion, such person’s consent is necessary to protect our interests.

5.	This benefit is not meant to cause involuntary access to proceeds. Therefore, this benefit is not available if the Policy Owner is:
a)	required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise, or

b)	required by a government entity to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement, or for any other reason.

Limitations	In addition to any other conditions, exclusions or limitations set forth in this rider, no benefit will be provided by this rider if the Terminal Illness results from actions of the Insured that are intended or would be expected to result in injury.
CLAIM PROVISIONS

Proof of Eligibility	Written proof of the Insured’s Terminal Illness, in form and content acceptable to us, must be received by us at our home office before we will pay the Benefit Amount. This proof will include properly completed claim forms, a Physician’s Statement, and medical information acceptable to us supporting the Diagnosis including documentation supported by clinical, radiological, histological and laboratory evidence. We may require additional medical information from the Physician submitting the statement and from other Physicians, specialists, or institutions having knowledge of the Insured’s Terminal Illness.

Physical Examination	At our expense, we reserve the right to have a Physician of our choosing examine the Insured prior to paying the Benefit Amount, and as often as we deem reasonably necessary to determine the validity of your claim. We reserve the right to rely on the Physician we choose for claim purposes.

Payment of Claims	The Benefit Amount will be paid to the Policy Owner. We may place benefits in an interest bearing account to which the Policy Owner will have full access, unless the Policy Owner directs otherwise.

Effect on the Policy	After the Benefit Amount is paid, the policy will remain in force subject to the following adjustments:
1.	This rider will terminate.

2.	The death benefit or principal sum, contract value or cash value, accumulation account, excluding any riders other than the Critical Illness Accelerated Benefit Rider, if any, and any outstanding loans, as applicable, will be reduced by the Benefit Percentage.

For Variable Policies, amounts in any subaccounts and the fixed account will be reduced by the same percentage.

3.	Cost of insurance charges and other monthly charges, if any, and any required premiums will be adjusted appropriately to reflect the current coverage.

4.	Any outstanding loan will be reduced by the amount of loan repayment as described in Item 2 of the Adjustments and Deductions section of this rider.

5.	The benefits for any Accidental Death Benefit Rider and/or Children’s Term Insurance Rider will not be affected, provided these riders remain in effect according to the terms and conditions of any such riders.

We will send the Policy Owner, any irrevocable beneficiary and any permitted assignee, a statement showing the effect of the payment of the Benefit Amount on the Policy.

GENERAL PROVISIONS

Premium	There is no additional premium for this rider.

Termination of Rider	This rider ends on the earlier of the following:

1. When we receive the Policy Owner’s written request to cancel this rider;

2. When the policy to which this rider is attached ends for any reason;

3. When the policy is in force as reduced paid-up or extended term insurance;

4. When we pay the Benefit Amount provided by this rider; or

5. When the Insured dies.

Contract	This rider is subject to all terms of the Policy except as modified in this rider. If inconsistencies occur between the Policy and this rider, the provisions of this rider control and apply.

Guaranteed Values	This rider does not increase or decrease any Guaranteed Values of the Policy.

Attached to and made a part of this Policy effective as of the issue date of this rider.

FARMERS NEW WORLD LIFE INSURANCE COMPANY

C. Paul Patsis	John R. Patton
President	Secretary